Exhibit 10.1

July 27, 2009

Joel F. Gemunder
100 E. RiverCenter Blvd.
Suite 1600
Covington, KY 41011

          Re:      Temporary Salary Reduction Program

Dear Joel:

          As you know, Omnicare is implementing a temporary salary reduction program. During the period of Omnicare’s temporary salary reduction program, your regular base salary will be reduced by five percent (5%) from its current level. This reduction in your regular base salary will become effective as of July 16, 2009.

          The salary reduction does not constitute a breach of, or a failure by Omnicare or any of its affiliates to observe or perform any of their obligations under, your employment agreement with Omnicare, dated August 4, 1988, (the “Employment Agreement”) or any other agreement you may have with Omnicare or any of its affiliates. The salary reduction will have no effect on the validity or enforceability of any provision of the Employment Agreement or any other agreement that you may have with Omnicare or any of its affiliates. Notwithstanding anything in this letter to the contrary, for purposes of determining (i) the severance payable pursuant to Section 3.4 of the Employment Agreement, (ii) the amount of “compensation” under the Excess Pension Benefit portion of the Excess Benefit Plan and the Excess Savings Benefit portion of the Excess Benefit Plan and (iii) your benefits under any other employee benefit plan of Omnicare or any of its affiliates, your base salary shall be determined without application of the salary reduction set forth above.

          Nothing in this letter constitutes an admission by Omnicare or any of its affiliates that your consent is required to reduce your regular base salary under the terms of the Employment Agreement or otherwise. If and to the extent necessary, however, this letter modifies the Employment Agreement to reflect the foregoing temporary salary reduction.

          Please execute and return this letter to show your acknowledgment of and agreement to the foregoing. We appreciate your efforts on behalf of Omnicare.

Sincerely,

/s/ Mark G. Kobasuk

Mark G. Kobasuk

Agreed and accepted:

/s/ Joel F. Gemunder

Employee
Printed Name: Joel F. Gemunder
Date: July 27, 2009